Exhibit 99.1

One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS THIRD-QUARTER 2016 GAAP-BASIS EPS
OF $1.29 ON REVENUE OF $2.62 BILLION

Third-quarter 2016 operating-basis EPS was $1.35, on revenue of $2.75 billion

Boston, MA ...October 26, 2016

In announcing today’s financial results, Joseph L. Hooley, State Street’s Chairman and Chief Executive Officer, said, “Our third-quarter 2016 results reflect continued momentum in fee revenue and our ongoing commitment to expense management. Consistent with the breadth and depth of our client relationships, our new business results remain strong with $1.2 trillion in new asset servicing commitments year-to-date, including $212 billion in the third quarter.”
Hooley added, “We are making good progress in the implementation of State Street Beacon, our multi-year program to digitize our business, deliver significant value and innovation for our clients and lower expenses across the organization. Importantly, through the execution of State Street Beacon, we are able to differentiate our capabilities by providing enhanced analytics and insights to help our clients manage their enterprise data and enhance their operational performance and risk management.”
Hooley continued, “The integration of our recent acquisition of GE Asset Management is well underway with over 260 employees successfully on-boarded and the client retention exceeding our objectives. This acquisition extends SSGA’s core investment management capabilities and enhances the delivery of value-added solutions to our client base.”
Hooley concluded, "We remain focused on our five strategic priorities for 2016: Becoming a digital leader in financial services; driving growth from our core franchise; continuing to invest in new products and solutions; increasing our focus on expense management; and leveraging our strong capital position to return capital to shareholders. Our solid progress and momentum give me confidence that we are on track to significantly advance these priorities by year-end.

3Q16 Highlights:

•
New business(a): New asset servicing mandates during the third-quarter of 2016 totaled $212 billion. In our asset management business, excluding the contribution from the acquired GE Asset Management (GEAM) business, we experienced net outflows of $36 billion during the third-quarter of 2016. Net inflows of $12 billion to ETFs were more than offset by outflows primarily from cash and institutional clients.

•
Currency impact: Compared to the third-quarter of 2015, the strengthening of the U.S. dollar reduced our fee revenue outside of the U.S. by approximately $16 million, but a similar benefit to expenses largely offsets the currency impact on our bottom line.

•
Capital(b): Our common equity tier 1 ratios as of September 30, 2016 were 12.3% and 12.5%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule. On a fully phased-in basis, our estimated pro forma Basel III common equity tier 1 ratios as of September 30, 2016 were 11.8% and 12.0%, calculated under the advanced approaches and standardized approach, respectively, in conformity with the Basel III final rule.

•
Return of capital to shareholders: We purchased approximately $325 million of our common stock at an average price of $69.03 per share in the third-quarter of 2016. In addition, we declared a quarterly common stock dividend of $0.38 per share in the third-quarter of 2016, representing an increase of 12%.

(a) New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of September 30, 2016. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
(b) Estimated pro forma fully phased-in Basel III common equity tier 1 ratios calculated under the Basel III advanced approaches and standardized approach (in each case, fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) are preliminary estimates. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our common equity tier 1 ratios thereunder, factors that could influence State Street's calculations of its common equity tier 1 ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.

Third-Quarter 2016 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q16	2Q16	Increase (Decrease)		3Q15	Increase (Decrease)
Total fee revenue	$2,079	$2,053	1.3%		$2,103	(1.1)%
Net interest revenue	537	521	3.1		513	4.7
Total revenue	2,620	2,573	1.8		2,614	0.2
Provision for loan losses	—	4	nm		5	nm
Total expenses	1,984	1,860	6.7		1,962	1.1
Net income available to common shareholders	507	585	(13.3)		539	(5.9)

Earnings per common share(1):
Diluted	1.29	1.47	(12.2)		1.31	(1.5)

Financial ratios:
Return on average common equity	10.6%	12.4%	(180)	bps	11.3%	(70)	bps

Total assets as of period-end	$256,140	$255,386	0.3%		$247,235	3.6%
Quarterly average total assets	233,017	229,197	1.7		251,013	(7.2)
Net unrealized gains on investment securities, after-tax, as of period end(2)	703	796	(11.7)		411	71.0

(1) The second- and third-quarters of 2016 included net after-tax charges of $8 million and $5 million, respectively, or $0.02 and $0.01 per share, respectively, primarily related to State Street Beacon. No amounts were accrued during the third-quarter of 2015.
(2) Includes net unrealized gains on investment securities, after tax, for securities classified as available for sale and held to maturity.
nm Not meaningful

Third-quarter of 2016 GAAP-basis results included the following notable items:

•
Third-quarter results included estimated revenue of $65 million and estimated expenses of $57 million associated with the GEAM business acquired on July 1, 2016. In addition to the estimated $57 million of third quarter expenses, third quarter results included $29 million of non-recurring acquisition costs related to the acquired GEAM business.

•
A pre-tax charge of approximately $42 million to establish a legal reserve related to previously disclosed investigations by U.S. governmental agencies concerning our U.K. transition management business in 2010 and 2011.

Operating-Basis (Non-GAAP) Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating-basis, as it believes this presentation supports meaningful analysis and comparisons of trends with respect to State Street's normal ongoing business operations from period to period, as well as additional information (such as capital ratios calculated under regulatory standards scheduled to be effective in the future) that management uses in evaluating State Street’s business and activities. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP-basis. Summary results presented on a GAAP-basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.

Third-Quarter 2016 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q16	2Q16	Increase (Decrease)		3Q15	Increase (Decrease)
Total fee revenue	$2,213	$2,130	3.9%		$2,115	4.6%
Net interest revenue	537	546	(1.6)		529	1.5
Total revenue	2,754	2,675	3.0		2,642	4.2
Provision for loan losses	—	4	nm		5	nm
Total expenses	1,909	1,828	4.4		1,877	1.7
Net income available to common shareholders	532	582	(8.6)		476	11.8
Total assets as of period-end	256,140	255,386	0.3		247,235	3.6
Quarterly average total assets	233,017	229,197	1.7		251,013	(7.2)
Diluted Earnings per Share	1.35	1.46	(7.5)		1.15	17.4
Return on average common equity	11.1%	12.3%	(120)	bps	10.0%	110	bps
Net unrealized gains on investment securities, after-tax, as of period-end(1)	$703	$796	(11.7)%		$411	71.0%

nm Not meaningful
(1) Includes net unrealized gains on investment securities, after tax, for securities classified as available for sale and held to maturity.
The growth rate of operating-basis fee revenue exceeded the growth rate of operating-basis expenses during the third-quarter of 2016 relative to the third-quarter of 2015, representing positive fee operating leverage of approximately 293 basis points, of which approximately 4 basis points was attributable to the acquired GEAM business.
We now expect State Street Beacon, our multi-year transformation program(a), to deliver at least $165 million in estimated annual pre-tax savings in 2016 including targeted staff reductions announced in October 2015.
(a)Estimated pre-tax expense savings relate only to State Street Beacon, our multi-year transformation program, and are based on projected improvement from our full-year 2015 operating-basis expenses, all else equal. The full effect of the savings generated each year will be felt the following year. Actual expenses may increase or decrease in the future due to other factors.

The following table reconciles select third-quarter 2016 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this news release includes additional reconciliations.
Third-Quarter 2016 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP-basis	$636	$507	$1.29
Tax-equivalent adjustments
Tax-advantaged investments (processing fees and other revenue)	134
Tax-exempt investment securities (net interest revenue)	42
Total	176
Non-operating adjustments
Discount accretion associated with former conduit securities (net interest revenue)	(42)	(25)	(.07)
Severance costs associated with staffing realignment (compensation and employee benefits expenses)	(9)	(5)	(.01)
Provision for Legal Contingencies	42	42.11
Acquisition & restructuring costs (expenses)(1)	42	24.06
Effect on income tax of non-operating adjustments	—	(11)	(.03)
Total	33	25.06
Operating-basis	$845	$532	$1.35

(1) Includes a pre-tax charge of $9 million ($5 million after tax or $0.01 per share) primarily related to State Street Beacon.

Selected Financial Information and Ratios
The tables below provide a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.
Assets Under Custody and Administration
The following table presents assets under custody and administration, assets under management, market indices and average foreign exchange rates for the periods indicated.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions, except market indices)	3Q16	2Q16	Increase (Decrease)	3Q15	Increase (Decrease)
Assets under custody and administration(1)(2)	$29,178	$27,786	5.0%	$27,265	7.0%
Assets under management(2)	2,446	2,301	6.3	2,203	11.0
Market Indices(3):
S&P 500® daily average	2,162	2,075	4.2	2,027	6.7
MSCI EAFE® daily average	1,678	1,648	1.8	1,785	(6.0)
S&P 500® average of month-end	2,171	2,087	4.0	1,999	8.6
MSCI EAFE® average of month-end	1,692	1,656	2.2	1,754	(3.5)
Average Foreign Exchange Rate (Euro vs. USD)	1.116	1.129	(1.2)	1.112	0.3
Average Foreign Exchange Rate (GBP vs. USD)	1.312	1.434	(8.5)	1.549	(15.3)

(1) Includes assets under custody of $21,910 billion, $21,354 billion and $20,947 billion, as of September 30, 2016, June 30, 2016 and September 30, 2015, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents third-quarter 2016 activity in assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(3)	Multi-Asset-Class Solutions	Alternative Investments(4)	Total
Balance as of June 30, 2016	$1,307	$335	$380	$117	$162	$2,301
Long-term institutional inflows(1)	55	26	—	13	3	97
Long-term institutional outflows(1)	(62)	(31)	—	(9)	(10)	(112)
Long-term institutional flows, net	(7)	(5)	—	4	(7)	(15)
ETF flows, net	9	3	—	—	—	12
Cash fund flows, net	—	—	(33)	—	—	(33)
Total flows, net	2	(2)	(33)	4	(7)	(36)
Market appreciation	62	2	—	1	2	67
Foreign exchange impact	1	—	—	—	1	2
Total market/foreign exchange impact	63	2	—	1	3	69
Acquisitions and transfers(2)	38	56	4	3	11	112
Balance as of September 30, 2016	$1,410	$391	$351	$125	$169	$2,446

The following table presents year-to-date activity for the period ending September 30, 2016 of assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(3)	Multi-Asset-Class Solutions	Alternative Investments(4)	Total
Balance as of December 31, 2015	$1,326	$312	$368	$103	$136	$2,245
Long-term institutional inflows(1)	161	62	—	34	9	266
Long-term institutional outflows(1)	(206)	(71)	—	(26)	(16)	(319)
Long-term institutional flows, net	(45)	(9)	—	8	(7)	(53)
ETF flows, net	(3)	7	(1)	—	13	16
Cash fund flows, net	—	—	(21)	—	—	(21)
Total flows, net	(48)	(2)	(22)	8	6	(58)
Market appreciation	84	19	1	11	15	130
Foreign exchange impact	10	6	—	—	1	17
Total market/foreign exchange impact	94	25	1	11	16	147
Acquisitions and transfers(2)	38	56	4	3	11	112
Balance as of September 30, 2016	$1,410	$391	$351	$125	$169	$2,446

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes assets under management acquired as part of the acquisition of GEAM.
(3) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(4) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Fund, for which State Street is not the investment manager, but acts as distribution agent.

Revenue
The following table provides the components of our GAAP-basis revenue for the periods noted:

(Dollars in millions)	3Q16	2Q16	Increase (Decrease)	3Q15	Increase (Decrease)
Servicing fees	$1,303	$1,239	5.2%	$1,289	1.1%
Management fees(1)	368	293	25.6	287	28.2
Trading services revenue:
Foreign exchange trading	159	157	1.3	177	(10.2)
Brokerage and other fees	108	110	(1.8)	117	(7.7)
Total trading services revenue	267	267	—	294	(9.2)
Securities finance revenue	136	156	(12.8)	113	20.4
Processing fees and other revenue	5	98	(94.9)	120	(95.8)
Total fee revenue	2,079	2,053	1.3	2,103	(1.1)
Net interest revenue	537	521	3.1	513	4.7
Gains (losses) related to investment securities, net	4	(1)	nm	(2)	nm
Total Revenue	$2,620	$2,573	1.8%	$2,614	0.2%
nm Not meaningful.
(1) GEAM has now been integrated in to SSGA's operations. Therefore, the contribution of revenue, expenses and assets under management are informed estimates.

The following table provides a reconciliation of our operating-basis (non-GAAP) revenue for the periods noted:

(Dollars in millions)	3Q16	2Q16	Increase (Decrease)		3Q15	Increase (Decrease)
Servicing Fees:
Total servicing fees, GAAP-basis	$1,303	$1,239	5.2%		$1,289	1.1%
Expense billing matter(1)	—	48			—
Total servicing fees, operating-basis	$1,303	$1,287	1.2		$1,289	1.1

Management Fees:
Total management fees, GAAP-basis	$368	$293	25.6		$287	28.2
Expense billing matter(1)	—	(5)			—
Total management fees, operating-basis	$368	$288	27.8		$287	28.2

Processing Fees and Other Revenue:
Total processing fees and other revenue, GAAP-basis	$5	$98	(94.9)		$120	(95.8)
Tax-equivalent adjustment associated with tax-advantaged investments	134	87			95
Gain on sale of CRE and CRE loan extinguishment / paydown	—	—			(83)
Gain on sale of WM/Reuters Business	—	(53)			—
Total processing fees and other revenue, operating-basis	$139	$132	5.3		$132	5.3

Fee Revenue:
Total fee revenue, GAAP-basis	$2,079	$2,053	1.3		$2,103	(1.1)
Tax-equivalent adjustment associated with tax-advantaged investments	134	87			95
Gain on sale of CRE and CRE loan extinguishment / paydown	—	—			(83)
Gain on sale of WM/Reuters Business	—	(53)			—
Expense billing matter, net(1)	—	43			—
Total fee revenue, operating-basis	$2,213	$2,130	3.9		$2,115	4.6

Net Interest Revenue:
Net interest revenue, GAAP-basis	$537	$521	3.1		$513	4.7
Tax-equivalent adjustment associated with tax-exempt investment securities	42	40			43
Net interest revenue, fully taxable-equivalent basis	579	561			556
Average interest earning assets	202,155	198,243			221,424
Net interest margin, fully taxable equivalent basis	1.14%	1.14%	—	bps	1.00%	14	bps

Net interest revenue, fully taxable-equivalent basis	$579	$561	3.2%		$556	4.1%
Discount accretion associated with former conduit securities	(42)	(15)			(27)
Net interest revenue, operating-basis(2)	$537	$546	(1.6)		$529	1.5

(1) Expense billing matter, net, for the second-quarter of 2016 includes a charge of $48 million to servicing fee revenue, a credit of $5 million to management fee revenue and $15 million of other expenses. Reconciliations of GAAP to operating-basis revenues are on this page; expenses on the following pages.
(2) Operating-basis net interest revenue excludes discount accretion on former conduit securities and is presented on a fully taxable-equivalent basis. We expect to record aggregate pre-tax conduit-related accretion of approximately $173 million in interest revenue through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated prepayment speeds and credit quality.

The following highlights primary drivers of changes in our revenue for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results.
Servicing fees on a GAAP-basis increased from the second-quarter of 2016, primarily due to a $48 million reduction in the second-quarter of 2016 related to our previously disclosed expense billing matter. Compared to the third-quarter of 2015, servicing fees increased primarily due to net new business.
Servicing fees on an operating-basis increased from the second-quarter of 2016, primarily due to net new business and higher global equity markets. Compared to the third-quarter of 2015, servicing fees increased primarily due to net new business.
Management fees increased from the second-quarter of 2016 primarily due to the estimated contribution of $65 million from the acquired GEAM business and higher global equity markets. Compared to the third-quarter of 2015, management fees increased primarily due to the contribution from the acquired GEAM business, lower money market fee waivers and higher global equity markets.
Foreign exchange trading revenue increased slightly from the second-quarter of 2016. Compared to the third-quarter of 2015, foreign exchange trading revenue decreased, primarily due to lower volatility and client related volumes.
Brokerage and other fees decreased slightly from the second-quarter of 2016. Compared to the third-quarter of 2015, brokerage and other fees decreased, primarily due to lower transition management revenue.
Securities finance revenue decreased from the second-quarter of 2016, primarily due to second-quarter seasonality. Compared to the third-quarter of 2015, securities finance revenue increased, primarily due to increased revenue from enhanced custody and agency lending.
Processing fees and other revenue on a GAAP-basis decreased from the second-quarter of 2016 and the third-quarter of 2015, primarily reflecting the gain on the sale of the WM/Reuters branded foreign exchange benchmark business to Thomson Reuters in the second quarter of 2016 and a gain recorded in the third-quarter of 2015 related to the sale of commercial real estate acquired as a result of the Lehman Brothers bankruptcy.
Processing fees and other revenue on an operating basis increased compared to the second-quarter of 2016 and the third-quarter of 2015, each comparison primarily reflecting higher revenue associated with tax advantaged investments.
Net interest revenue on a GAAP-basis increased compared to the second-quarter of 2016 and the third-quarter of 2015. The increase from both periods reflects higher discount accretion associated with the former conduit securities.
Net interest revenue on an operating basis, decreased from the second-quarter of 2016, primarily due to the maturity of higher yielding securities, a temporary increase in wholesale funding and additional income associated with a larger than normal number of discrete security prepayments in the second-quarter of 2016. Compared to the third-quarter of 2015, net interest revenue increased, primarily due to higher market interest rates and disciplined liability pricing partially offset by lower interest earning assets. Net interest margin, calculated based on operating-basis net interest revenue, changed to 106 basis points in the third-quarter of 2016 from 111 and 95 basis points in the second-quarter of 2016 and the third-quarter of 2015, respectively.

Expenses(1)
The following table provides the components of our GAAP-basis expenses for the periods noted:

(Dollars in millions)	3Q16	2Q16	Increase (Decrease)	3Q15	Increase (Decrease)
Compensation and employee benefits	$1,013	$989	2.4%	$1,051	(3.6)%
Information systems and communications	285	270	5.6	265	7.5
Transaction processing services	200	201	(0.5)	201	(0.5)
Occupancy	107	111	(3.6)	110	(2.7)
Acquisition and restructuring costs	42	20	110.0	10	320.0
Other	337	269	25.3	325	3.7
Total Expenses	$1,984	$1,860	6.7%	$1,962	1.1%
(1) GEAM business acquired on July 1, 2016 has now been integrated in to SSGA's operations. Therefore, the contribution of revenue, expenses and assets under management are informed estimates.

The following table provides a reconciliation of our operating-basis (non-GAAP) expenses for the periods noted:

(Dollars in millions)	3Q16	2Q16	Increase (Decrease)	3Q15	Increase (Decrease)
Compensation and Employee Benefits Expenses:
Total compensation and employee benefits expenses, GAAP-basis	$1,013	$989	2.4%	$1,051	(3.6)%
Severance costs associated with staffing realignment	9	3		(75)
Total compensation and employee benefits expenses, operating-basis	$1,022	$992	3.0	$976	4.7

Other Expenses:
Total other expenses, GAAP-basis	$337	$269	25.3	$325	3.7
Provisions for legal contingencies	(42)	—		—
Expense billing matter	—	(15)		—
Total other expenses, operating-basis	$295	$254	16.1	$325	(9.2)

Expenses:
Total expenses, GAAP-basis	$1,984	$1,860	6.7	$1,962	1.1
Severance costs associated with staffing realignment	9	3		(75)
Provisions for legal contingencies	(42)	—		—
Expense billing matter	—	(15)		—
Acquisition costs(1)	(33)	(7)		(7)
Restructuring charges, net	(9)	(13)		(3)
Total expenses, operating-basis	$1,909	$1,828	4.4	$1,877	1.7

(1) The acquisition costs associated with the GEAM business acquired on July 1, 2016 were $29 million for the third-quarter of 2016.
The following highlights primary drivers of changes in our expenses for the noted periods, indicating (where relevant) differences between our GAAP-basis and operating-basis results. Third-quarter 2016 estimated expenses related to the GEAM business acquired on July 1, 2016, totaled $82 million on a GAAP-basis and $57 million on an operating-basis, which excludes acquisition costs of $29 million. The additional third-quarter 2016 expenses related to the acquired GEAM business largely impacted compensation and employee benefits expenses and other expenses.

Compensation and employee benefits expenses on a GAAP-basis increased from the second-quarter of 2016, due to costs associated with the acquired GEAM business and increased costs to support regulatory initiatives and new business. Compared to the third-quarter of 2015, compensation and employee benefits expenses decreased primarily due to lower severance costs and savings related to State Street Beacon, partially offset by higher costs related to the acquired GEAM business and increased costs to support regulatory initiatives and new business.
Compensation and employee benefits expenses on an operating-basis increased from the second-quarter of 2016, due to costs associated with the acquired GEAM business and increased costs to support regulatory initiatives and new business. Compensation and employee benefits expenses increased from the third-quarter of 2015, primarily due to increased costs to support regulatory initiatives and new business, higher incentive compensation and increased costs associated with the acquired GEAM business, partially offset by State Street Beacon savings.
Information systems and communications expenses increased from the second-quarter of 2016, primarily due to investments supporting new business and State Street Beacon, as well as the impact of the acquired GEAM business. Compared to the third-quarter of 2015, Information systems and communication expenses increased, due to investments supporting new business and State Street Beacon, the impact of the acquired GEAM business, and costs to related to regulatory initiatives.
Occupancy expenses decreased compared to the second-quarter of 2016 and the third-quarter of 2015, the decrease from both periods reflects a tax credit of $6 million.
Other expenses on a GAAP-basis increased from the second-quarter of 2016, primarily due to establishing a legal reserve related to previously disclosed investigations by U.S. governmental agencies concerning our U.K. transition management business in 2010 and 2011, the acquired GEAM business, and higher costs to support regulatory initiatives, partially offset by interest expense associated with the expense billing matter recorded in the second-quarter of 2016. The increase from the third-quarter of 2015 reflects the above legal reserve and the acquired GEAM business, partially offset by lower professional services expenses.
Other expenses on an operating-basis, increased from the second-quarter of 2016, due to the acquired GEAM business and higher costs related to regulatory initiatives. Compared to the third-quarter of 2015, other expenses decreased, primarily due to lower professional services and travel expenses, partially offset by increased costs related to the acquired GEAM business.
Third-quarter of 2016 GAAP-basis effective tax rate was 11.4% compared to 12.9% in the second-quarter of 2016 and 10.5% in the third-quarter of 2015. The operating-basis effective tax rates for the third-quarter of 2016 was 30.3% compared to 27.0% in the second-quarter of 2016 and 32.0% in the third-quarter of 2015.

Capital
The following table presents our regulatory capital ratios as of September 30, 2016 and June 30, 2016. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014 as of September 30, 2016 and June 30, 2016. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

September 30, 2016(1)	Basel III Advanced Approaches(2)	Basel III Standardized Approach	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.3%	12.5%	11.8%	12.0%
Tier 1 capital ratio	15.5	15.7	15.1	15.3
Total capital ratio	17.6	17.9	17.2	17.5
Tier 1 leverage ratio	6.8	6.8	6.6	6.6

June 30, 2016
Common equity tier 1 ratio	12.0%	12.0%	11.6%	11.5%
Tier 1 capital ratio	15.0	15.0	14.7	14.6
Total capital ratio	17.1	17.1	16.7	16.7
Tier 1 leverage ratio	7.0	7.0	6.9	6.9

	State Street		State Street Bank
As of September 30, 2016 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(4)	Transitional SLR	Fully Phased-In SLR(4)
Tier 1 Capital	$15,410	$14,935	$15,821	$15,380
Total assets for SLR	250,927	250,700	246,256	246,052
Supplementary Leverage Ratio	6.1%	6.0%	6.4%	6.3%

As of June 30, 2016 (Dollars in millions)
Tier 1 Capital	$15,642	$15,249	15,742	15,385
Total assets for SLR	249,050	248,767	244,483	244,226
Supplementary Leverage Ratio	6.3%	6.1%	6.4%	6.3%

(1) September 30, 2016 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems.” Refer to the addendum included with this news release for a description of the advanced approaches and a discussion of related risks.
(3) Estimated pro-forma fully phased-in ratios as of September 30, 2016 and June 30, 2016 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.
(4) Estimated pro-forma fully phased-in SLRs as of September 30, 2016 and June 30, 2016 (fully phased-in as of January 1, 2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates as calculated under the SLR final rule. Refer to the addendum included with this news release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, October 26, 2016, at 9:30 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 72846579.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 72846579.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For the third-quarter of 2016, State Street expects to publish its updates during the period beginning today and ending on or about November 4, 2016.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $29 trillion in assets under custody and administration and $2 trillion* in assets under management as of September 30, 2016, State Street operates globally in more than 100 geographic markets and employs 33,332 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $40 billion as of September 30, 2016), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,”

“strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 26, 2016.

Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

•
increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement changes to the regulatory framework applicable to our operations, including implementation of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, and compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
we may not successfully implement our plans to address the deficiencies jointly identified by the Federal Reserve and the FDIC in April 2016 with respect to our 2015 resolution plan, or those plans may not be considered to be sufficient by the Federal Reserve and the FDIC, due to a number of factors, including, but not limited to challenges we may experience in interpreting and addressing regulatory expectations, failure to implement remediation in a timely manner, the  complexities of development of a comprehensive plan to resolve a global custodial bank and related costs and dependencies. If we fail to meet regulatory expectations to the satisfaction of the Federal Reserve and the FDIC in our resolution plan submission filed on October 1, 2016 or in any future submission, we could be subject to more stringent capital, leverage or liquidity requirements, or restrictions on our growth, activities or operations;

•
adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

•
increasing requirements to obtain the prior approval of the Federal Reserve or our other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•
economic or financial market disruptions in the U.S. or internationally, including that which may result from recessions or political instability, for example, the decision by the U.K.'s referendum to exit from the European Union may continue to disrupt financial markets or economic growth in Europe;

•
our ability to develop and execute State Street Beacon, our multi-year transformation program digitize our business to deliver significant value and innovation for our clients and lower expenses across the organization, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•
the results of our review of our billing practices, including additional amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

•
our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•
our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

•
our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•
changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

•
the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2015 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, October 26, 2016, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.